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                                                                   EXHIBIT 23.01


INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Amendment No. 4 to Registration Statement No. 33-52630 of Adelphia Communications Corporation on Form S-3 of our reports dated June 25, 1993 and March 17, 1993 for Adelphia Communications Corporation and subsidiaries and Olympus Communications, L.P. and subsidiaries, respectively, included in the Annual Report on Form 10-K of Adelphia Communications Corporation for the year ended March 31, 1993, and to the use of our reports dated June 25, 1993 and March 17, 1993, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/DELOITTE & TOUCHE
January 6, 1994